Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

HILLS BANK

Hills Bancorporation

Shareholder Report
March 31, 2025

Board of Directors

- Michael S. Donovan
- Kirsten H. Frey
- Michael E. Hodge
- Emily A. Hughes
- Casey L. Peck
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Lisa A. Shileny
- James C. Schmitt
- Amy E.T. Sparks
- William A. Wever II
- Thomas R. Wiele
- Sheldon E. Yoder

Stock Transfer and Dividend Disbursing Agent

Computershare Investor Services
PO Box 43006
Providence, RI 02940-3006
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

A Message from Hills Bank President and CEO Lisa A. Shileny



April 21, 2025

Dear Shareholder,

Spring is one of our favorite times of the year at Hills Bank. From the return of highly anticipated industry events like Ag Outlook to annual family favorites like Barnyard Days, it's great to see more of our customers and local community members across the Corridor.

This year's Ag Outlook attendees heard from a variety of experts in the farming and agribusiness industry, as well as Hills Bank's Wealth Management team. Thanks to the Riverside Casino & Golf Resort, our sponsors, and all the attendees who helped to make this event successful.

This time of year is also an exciting one for families. Whether they have a young one finishing up their first year of pre-school or kindergarten or a high school or college graduate, this is a season of accomplishment and new beginnings for students and proud parents across our community. We're honored to serve them in every way we can, and we appreciate shareholders like you who make all our efforts possible.

Sincerely,

Lisa A. Shileny

Lisa A. Shileny, President and CEO



Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman • Williamsburg

Hills Bank's New Website

If you've visited hillsbank.com recently, you might notice a different look and feel. We've made some significant updates to our site architecture for improved stability and security, and also added an events section, enhanced our rates navigation, and more!



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Routing #: 073913755
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You can find Investor Relations under the "Hamburger" menu (the three horizontal lines in the top right corner).



AG
month

Barnyard Day at HILLS BANK

Saturday, April 26th | 9 - 11 a.m.

Marion
3204 7th Ave

Mt Vernon
720 1st Ave SE

North Liberty
590 W Forevergreen Rd

Washington
2481 IA-92

Don't miss the baby chicks hatching the week of April 21st!





Share your Barnyard Day pictures with us using **#AgMonth2025**

Hills Bancorporation
Selected Financial Highlights (Unaudited*)

(Amounts in Thousands, Except Per Share Amounts)

	3/31/2025	3/31/2024
Quarter-End Balances:		
Total Assets	$4,564,166	$4,388,047
Investment Securities	906,111	784,030
Loans, Net of Allowance for Credit Losses	3,415,201	3,392,930
Deposits	3,478,346	3,362,091
Stockholders' Equity	493,558	465,441

	For The Three Months Ended 3/31/2025	For The Three Months Ended 3/31/2024
Earnings Breakdown:		
Total Interest Income	$55,204	$48,721
Total Interest Expense	21,042	21,051
Net Interest Income	34,162	27,670
Total Non-Interest Income	8,121	7,007
Total Non-Interest Expense	20,647	19,807
Credit Loss (Benefit) Expense	3,870	(363)
Income Before Income Taxes	17,766	15,233
Income Taxes	3,333	3,133
Net Income	14,433	12,100
Diluted Earnings Per Share	1.61	1.33

**Additional financial information can be found at www.hillsbank.com/securities-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $14.43 million or $1.61 per diluted share for the three months ended March 31, 2025, a 19.28% increase when compared to the $12.10 million or $1.33 per diluted share for the three months ended March 31, 2024. The change in earnings in 2025 is attributable to a number of factors. Net interest income increased $6.49 million, or 23.46%, for the three months ended March 31, 2025, when compared to the three months ended March 31, 2024, primarily due to higher interest rates on earning assets and increased investment balances. The increase was partially offset by credit loss expense of $3.87 million for the three months ended March 31, 2025, a decrease to income of $4.23 million when compared to the credit loss (benefit) of $0.36 million for the three months ended March 31, 2024. Also, noninterest income increased $1.11 million, or 15.90%, when compared to the three months ended March 31, 2024, primarily due to increases in trust fees.

Total assets of the Company increased to $4.564 billion at March 31, 2025, up from $4.388 billion at March 31, 2024. Total equity amounted to $493.56 million at the end of the 1st quarter of 2025, and Hills Bancorporation remains financially strong and well-capitalized.

We appreciate the support of our customers and shareholders and look forward to serving our communities.